Exhibit 99.1

         OIL STATES ANNOUNCES THIRD QUARTER EARNINGS OF $0.99 PER SHARE

    HOUSTON, Oct. 30 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended September 30, 2006 of $50.1 million, or $0.99 per diluted share, a year-over-year increase of over 65%. These results compare to $30.3 million, or $0.60 per diluted share, reported in the third quarter of 2005. With continuing robust activity and contributions from recent capital investments and acquisitions, Oil States recognized year-over-year growth in revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the third quarter of 2006 of 22% and 47%, respectively.(A)

    The Company generated $479.5 million of revenues and $93.9 million of EBITDA in the third quarter of 2006 compared to $394.1 million and $64.1 million, respectively, in the third quarter of 2005. Significant increases in Offshore Products' revenues and EBITDA coupled with year-over-year improvements in Well Site Services contributed to the strong third quarter results. Well Site Services reported greater revenues and EBITDA due to high levels of North American drilling activity, capital investments made in the past year and contributions from the acquisition of three drilling rigs in August 2006. Offshore Products generated significantly improved revenues and EBITDA due to the acceleration in deepwater development spending and related capital equipment upgrades by its customers. In addition, Offshore Products' backlog continued to improve, up 14% during the quarter to $321.2 million. Tubular Services reported a year-over-year improvement in revenues due to increased U.S. drilling activity. EBITDA for Tubular Services was lower than the prior year as a result of lower gross margins. The Company recognized an effective tax rate of 34.1% in the quarter compared to 36.9% in the third quarter of last year. During the third quarter of 2006, the Company repurchased $7.0 million in common stock (at an average price of $28.15 per share) under its current share repurchase program and spent $47.6 million in capital expenditures.

    For the nine months ended September 30, 2006, the Company reported net income of $148.3 million, or $2.91 per diluted share, on revenues of $1.4 billion and EBITDA of $282.4 million. For the nine months ended September 30, 2005, the Company reported net income of $80.4 million, or $1.59 per diluted share, on revenues of $1.1 billion and EBITDA of $170.2 million. This performance represents year-over-year revenue and EBITDA increases of 33% and 66%, respectively. Net income in the first nine months of 2006 included the recognition of a non-cash, pre-tax gain of $11.3 million, or an after-tax gain of $0.12 per diluted share, on the sale of the Company's workover services business to Boots & Coots International Well Control, Inc. (Amex: WEL). Capital expenditures in the first nine months of 2006 totaled $104.6 million.

    BUSINESS SEGMENT RESULTS

    (Unless otherwise noted, the following discussion compares the quarterly results from the third quarter of 2006 to the results from the third quarter of 2005.)

    Well Site Services

    Well Site Services generated improved third quarter results due to the upturn in North American activity year-over-year and contributions from $126.5 million of capital investments made over the past year, partially offset by the sale of the hydraulic workover business completed in the first quarter of 2006. For the third quarter of 2006, Well Site Services generated revenues of $154.4 million and EBITDA of $62.0 million compared to $141.5 million and $38.4 million, respectively, in the third quarter of 2005. Higher revenues in drilling services and rental tools and improved margins in each of the Well Site Services business lines contributed to the 9% year-over-year increase in revenues and 61% increase in EBITDA. These results were partially offset by the conversion of the Company's investment in its workover services business (which accounted for $10.3 million in revenues and $2.1 million in EBITDA in the third quarter of
2005) to equity accounting with the sale of the business to Boots & Coots in March 2006.

    For the third quarter of 2006, the accommodations business generated $64.0 million of revenues and $20.3 million of EBITDA compared to $67.2 million and $13.0 million, respectively, in the third quarter of 2005. Accommodations' revenues were down slightly year-over-year due to decreased third-party manufacturing work and lower international facility management revenues. However, year-over-year EBITDA improved dramatically due to increased contributions from higher margin camp rental and logistical services and improved manufacturing margins from oil sands related camps manufactured for third parties. The accommodations business also benefited from a 7% strengthening of the Canadian dollar against the U.S. dollar. During the third quarter of 2006, rental equipment generated a 33% year-over-year increase in revenues and a 58% increase in EBITDA primarily due to increased completion activity in the U.S. and contribution from capital expenditures made over the past year. Drilling reported revenues and EBITDA of $37.1 million and $18.6 million, respectively, in the third quarter of 2006 compared to $24.0 million of revenues and $8.8 million of EBITDA in the third quarter 2005 due to improved utilization, pricing, contract terms and rig fleet expansion. We have added six rigs to the drilling rig fleet since August 15, 2005 including the acquisition of three rigs in Texas in August 2006. As previously announced, the Company has committed to build two fit-for-purpose drilling rigs to begin work in the Rockies in mid-2007 under long term contracts with a large independent E&P customer.

    Offshore Products

    During the third quarter of 2006, Offshore Products generated record quarterly results, reporting $110.0 million of revenues and $19.1 million in EBITDA compared to $64.3 million and $8.3 million, respectively, in the third quarter of 2005. Gross margin percentage for the third quarter increased to 24% from 22% in the third quarter of 2005 primarily due to increased activity and fixed cost absorption in the majority of the Company's manufacturing locations, increased revenues and gross profit contributions from each of its major product lines, particularly in the rig and vessel equipment and subsea pipeline businesses. Backlog topped second quarter record levels, reaching $321.2 million at September 30, 2006 compared to $280.6 million at June 30, 2006 and $110.7 million as of December 31, 2005.

    Tubular Services

    Tubular Services reported revenues of $215.0 million and EBITDA of $17.3 million for the third quarter of 2006 compared to $188.3 million and $20.4 million, respectively, in the third quarter of 2005. Tubular Services' OCTG shipments increased 15% to 120,000 tons from 104,100 tons in the third quarter of 2005. Gross margins in the third quarter of 2006 declined to 9.1% from 12.3% in the third quarter of 2005 because of relatively static OCTG mill pricing since the third quarter of 2005 and a higher percentage of carbon OCTG sales. The segment continued to see rising land based drilling activity, increasing our lower margin carbon grade sales. The Company's OCTG inventory as of September 30, 2006 was $279.9 million compared to $269.8 million at June 30, 2006 and $274.2 million as of December 31, 2005. As of September 30, 2006, approximately 64% of Oil States' OCTG inventory was committed to customer orders.

    "Oil States reported strong results in the third quarter of 2006 due primarily to continued strength in Well Site Services and substantial growth in Offshore Products," stated Douglas E. Swanson, Oil States' Chief Executive Officer. "We continued to see higher North American drilling and completion activity benefiting our Well Site Services and Tubular Services segments. In addition, our third quarter results continued to demonstrate the importance of our exposure to deepwater capital spending and Canadian oil sands development, which benefited our Offshore Products and accommodations businesses. While there is currently some concern regarding the short term impact on North American activity due to high natural gas storage levels and reduced natural gas pricing, we believe the long term fundamentals remain intact. Fourth quarter activity could see softness in Canada and certain regions of the United States due to the impact of lower natural gas prices on customer spending coupled with holiday and year-end shutdowns. As a result, our current expectation for fourth quarter 2006 earnings is in a range of $0.87 to $0.92 per diluted share."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2005 filed by Oil States with the SEC on March 2, 2006.

                         Oil States International, Inc.
              Unaudited Condensed Consolidated Statements of Income
                    (in thousands, except per share amounts)
                                   (unaudited)

                                     Three Months Ended             Nine Months Ended
                                        September 30,                 September 30,
                                 ---------------------------   ---------------------------
                                     2006           2005           2006           2005
                                 ------------   ------------   ------------   ------------
Revenues                         $    479,463   $    394,140   $  1,439,053   $  1,084,555
Costs and expenses:
  Cost of sales                       363,007        308,267      1,094,926        853,631
  Selling, general and
   administrative expenses             27,414         22,441         79,611         62,165
  Depreciation and
   amortization expense                13,880         12,253         39,762         33,697
  Other operating expense /
   (income)                              (330)           (87)            56           (394)
Operating income                       75,492         51,266        224,698        135,456

Interest expense                       (4,797)        (3,857)       (14,531)        (9,313)
Interest income                           714             77          1,670            313
Equity in earnings of
 unconsolidated affiliates              2,637            473          4,624            806
Sale of workover services
 business                                 ---            ---         11,250            ---
Other income                            1,866             72          2,111            231
  Income before income
   taxes                               75,912         48,031        229,822        127,493
Income tax expense                    (25,860)       (17,723)       (81,549)       (47,045)
  Net income                     $     50,052   $     30,308   $    148,273   $     80,448

Net income per share
  Basic                          $       1.01   $       0.62   $       2.99   $       1.63
  Diluted                        $       0.99   $       0.60   $       2.91   $       1.59

Weighted average number of
 common shares outstanding
  Basic                                49,736         48,925         49,514         49,436
  Diluted                              50,475         50,108         50,909         50,442

                     Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                         Sep. 30,        Jun. 30,        Dec. 31,
                                           2006            2006            2005
                                       ------------    ------------    ------------
                                       (unaudited)     (unaudited)      (audited)
Assets
  Current assets
    Cash and cash equivalents          $     13,198    $     14,141    $     15,298
    Accounts receivable, net                315,266         304,929         274,070
    Inventories, net                        401,537         378,227         360,926
    Prepaid expenses and other
     current assets                           9,408          13,357          13,450
      Total current assets                  739,409         710,654         663,744
  Property, plant and equipment, net        360,212         328,216         310,452
  Goodwill, net                             333,699         333,611         339,703
  Investments in unconsolidated
   affiliates                                35,891          33,253           2,265
  Other noncurrent assets                    58,526          58,199          26,708

Total assets                           $  1,527,737    $  1,463,933    $  1,342,872

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable and accrued
     liabilities                       $    203,772    $    199,363    $    214,504
    Income taxes                              5,072           7,408           7,023
    Current portion of long-term
     debt                                     6,861           5,554           3,901
    Deferred revenue                         48,095          47,173          34,046
    Other current liabilities                 3,678           3,693           3,223
      Total current liabilities             267,478         263,191         262,697
  Long-term debt (B)                        398,015         390,374         402,109
  Deferred income taxes                      37,746          36,996          35,259
  Other liabilities                          20,915          15,701           8,823
      Total liabilities                     724,154         706,262         708,888

  Stockholders' equity
    Common stock                                511             511             504
    Additional paid-in capital              369,988         367,751         350,667
    Retained earnings                       438,266         388,214         289,993
    Accumulated other comprehensive
     income                                  35,459          34,798          23,137
    Treasury stock                          (40,641)        (33,603)        (30,317)
      Total stockholders' equity            803,583         757,671         633,984

Total liabilities and stockholders'
 equity                                $  1,527,737    $  1,463,933    $  1,342,872

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                  Three Months Ended              Nine Months Ended
                                    September 30,                   September 30,
                             ----------------------------    ----------------------------
                                 2006            2005            2006            2005
                             ------------    ------------    ------------    ------------
Revenues
    Accommodations           $     63,973    $     67,173    $    243,577    $    215,356
    Rental Tools                   53,320          40,010         149,685          90,296
    Drilling and Other (C)         37,126          24,005          97,349          60,599
    Workover Services                 ---          10,349           8,544          29,712

  Well Site Services              154,419         141,537         499,155         395,963
  Offshore Products               110,038          64,345         281,984         194,695
  Tubular Services                215,006         188,258         657,914         493,897
Total Revenues               $    479,463    $    394,140    $  1,439,053    $  1,084,555

EBITDA (A)
    Accommodations           $     20,339    $     12,982    $     69,291    $     42,356
    Rental Tools                   23,021          14,601          62,279          32,084
    Drilling and Other (C)         18,626           8,778          48,769          20,083
    Workover Services (D)             ---           2,084          13,828           6,097

  Well Site Services               61,986          38,445         194,167         100,620
  Offshore Products                19,130           8,342          49,839          23,997
  Tubular Services                 17,256          20,417          53,026          54,239
  Corporate / Other                (4,497)         (3,140)        (14,587)         (8,666)
Total EBITDA                 $     93,875    $     64,064    $    282,445    $    170,190

Operating Income / (Loss)
    Accommodations           $     13,802    $      9,479    $     54,743    $     32,803
    Rental Tools                   18,775          10,861          49,785          22,472
    Drilling and Other (C)         14,473           7,282          39,860          15,984
    Workover Services                 ---           1,108           1,922           3,189

  Well Site Services               47,050          28,730         146,310          74,448
  Offshore Products                16,342           5,885          41,592          16,649
  Tubular Services                 16,629          19,801          51,470          53,069
  Corporate / Other                (4,529)         (3,150)        (14,674)         (8,710)
Total Operating Income       $     75,492    $     51,266    $    224,698    $    135,456

                          Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                           Three Months Ended
                                             September 30,
                                      ----------------------------
                                          2006            2005
                                      ------------    ------------
Supplemental Operating Data
  Accommodations Operating
   Statistics
    Average Mandays Served                   5,322           7,385
    Average Camps Rented
      Canadian Side-by-Side Camps               25              17
      US Offshore Steel Buildings
       (10 foot wide)                          160             147

  Land Drilling Operating
   Statistics
    Average Rigs Available                      30              26
    Utilization                               94.3%           91.0%
    Implied Day Rate ($ in
     thousands per day)               $       14.3    $       10.8
    Implied Daily Cash Margin ($ in
     thousands per day)               $        6.7    $        4.2

  Offshore Products Backlog ($ in
   millions)                          $      321.2    $      119.4

  Tubular Services Operating Data
    Shipments (Tons in thousands)            120.0           104.1
    Quarter end Inventory ($ in
     thousands)                       $    279,851    $    241,543

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                  Three Months Ended              Nine Months Ended
                                    September 30,                   September 30,
                             ----------------------------    ----------------------------
                                 2006            2005            2006            2005
                             ------------    ------------    ------------    ------------
Net income                   $     50,052    $     30,308    $    148,273    $     80,448
Income tax expense                 25,860          17,723          81,549          47,045
Depreciation and amortization      13,880          12,253          39,762          33,697
Interest income                      (714)            (77)         (1,670)           (313)
Interest expense                    4,797           3,857          14,531           9,313
    EBITDA                   $     93,875    $     64,064    $    282,445    $    170,190

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

(B) As of September 30, 2006, the Company had approximately $90.7 million available under its revolving credit facility.

(C) Includes results for the workover services business, which was sold to Boots & Coots International Well Control, Inc., subsequent to March 1, 2006.

(D) Includes the $11.3 million non-cash, pre-tax gain from the sale of the workover services business to Boots & Coots International Well Control, Inc.

SOURCE  Oil States International, Inc.
    -0-                             10/30/2006
    /CONTACT: Bradley J. Dodson of Oil States International, Inc., +1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /